Exhibit 99.1

Concrete Pumping Holdings Announces Changes to Board of Directors

DENVER, CO – April 21, 2021 – Concrete Pumping Holdings, Inc. (Nasdaq: BBCP) (“CPH” or the “Company”), a leading provider of concrete pumping and waste management services in the U.S. and U.K., today announced the following changes to its board of directors (the “Board”).

Changes to the Board

Howard D. Morgan, who has served as director of CPH since 2018, was appointed chair of the Board, filling the vacancy left by David Brown who did not stand for reelection at the Company’s 2021 annual shareholder’s meeting. Morgan served as CEO and director of Industrea Acquisition Corp., the SPAC that took CPH public, from April 2017 until the consummation of the business combination in December 2018. Morgan currently serves as managing partner and co-founder of Argand Partners, LP (“Argand”), a middle-market private equity firm, and has been a member of Argand’s management committee and investment committee since September 2015. Prior to forming Argand, Morgan held roles at Castle Harlan, CHAMP Private Equity, The Ropart Group, and Allen & Company, Inc. He has experience serving on over one dozen boards. Current director Brian Hodges was appointed to vice chair of the Board, filling the vacancy left by Tariq Osman who did not stand for reelection at the Company’s 2021 annual shareholder’s meeting.

Matthew Homme, one of the Company’s directors, has decided to step down from the Board. As a result, the Board appointed Stephen Alarcon as a director and as a member of the Company’s corporate governance and nominating committee. He has a strong track record of merger and acquisitions success, currently serves as a vice president at Peninsula Pacific, a private investment fund focused on control investments in the gaming, consumer and industrial sectors, and has been a board observer of the Company since December 2018. Prior to joining Peninsula Pacific in 2013, Alarcon was a vice president at Aurora Resurgence where he focused on buyouts and special situations investments for middle-market companies. He has also held various positions at Highland Capital Management and Lehman Brothers. Alarcon earned a Bachelor of Business Administration, with high honors, from the McCombs School of Business at University of Texas at Austin.

At the 2021 annual shareholder’s meeting held on April 20, 2021, Tom Armstrong and Ryan Beres were also elected as directors of the board.

Tom Armstrong has more than 30 years of leadership experience in the industrial manufacturing and services industry. He was a founding board member of Industrea Acquisition Corp. Armstrong currently works at TKA Investments, LLC, a business advisory service he founded. Since 2016 he has served as a board member of Sigma Electric, Inc. Prior to those roles, he was president and COO of Engineered Products at Bradken, a U.S. subsidiary of Bradken Ltd. He has also held positions at AmeriCast Technologies’, Atchison Casting Corporation, and Texas Steel Company. Armstrong earned his bachelor’s degree in Industrial and Systems Engineering from Georgia Tech.

Ryan Beres is a vice president of Argand and a member of the board of directors for Brintons Carpets. He has been a member of the Argand team supporting Industrea prior to its acquisition of the Company and he has been a board observer of the Company since December 2018. Previously, he was an investment banking analyst at Goldman Sachs in New York, where he focused on mergers and acquisitions and capital market transactions across a variety of industries including power, energy, chemicals and metals & mining. Beres graduated cum laude from Hamilton College with a B.A. in Mandarin Chinese and a minor in Government.

Changes to the Board Committees

Howard D. Morgan was appointed as chair of the nominating and corporate governance committee. Stephen Alarcon and Heather Faust were each appointed as members of the nominating and corporate governance committee.

Tom Armstrong was appointed as a member of the audit committee and the compensation committee.

As a result of the foregoing changes, the composition of the Board committees is now as follows:

BOARD MEMBERS	AUDIT	COMPENSATION	NOMINATING AND CORPORATE GOVERNANCE
Brian Hodges		Chair
Bruce Young
David G. Hall			Member
Heather Faust			Member
Howard D. Morgan		Member	Chair
Iain Humphries
John M. Piecuch	Chair
M. Brent Stevens
Ray Cheesman	Member	Member
Ryan Beres
Stephen Alarcon			Member
Tom Armstrong	Member	Member

“As we continue to execute on our plan of growing market share and pursuing strategic M&A opportunities, I am honored to accept the role of chair of the Board,” commented Howard D. Morgan, Chair of Concrete Pumping Holdings. “Our new additions of Tom, Stephen and Ryan bring highly valuable skillsets, years of relevant industry experience and extensive knowledge of how to grow a business through acquisitions. We look forward to overseeing the great momentum CPH has in its business and driving shareholder value in the years to come.”

Bruce Young, president, CEO and director of Concrete Pumping Holdings commented, “We are pleased with today’s board appointments, as all three are well-aligned with our vision to drive market share through organic growth and strategic M&A. It has been a pleasure working with David, Tariq and Matthew—their service over the past few years and dedication to our company has been invaluable and I wish them all the best.”

About Concrete Pumping Holdings

Concrete Pumping Holdings is the leading provider of concrete pumping services and concrete waste management services in the fragmented U.S. and U.K. markets, primarily operating under what we believe are the only established, national brands in both geographies – Brundage-Bone for concrete pumping in the U.S., Camfaud in the U.K., and Eco-Pan for waste management services in both the U.S. and U.K. The Company’s large fleet of specialized pumping equipment and trained operators position it to deliver concrete placement solutions that facilitate labor cost savings to customers, shorten concrete placement times, enhance worksite safety and improve construction quality. Highly complementary to its core concrete pumping service, Eco-Pan seeks to provide a full-service, cost-effective, regulatory-compliant solution to manage environmental issues caused by concrete washout. As of October 31, 2020, the Company provided concrete pumping services in the U.S. from a footprint of approximately 90 locations across 22 states, concrete pumping services in the U.K. from 30 locations, and route-based concrete waste management services from 16 locations in the U.S. and 1 shared location in the U.K. For more information, please visit www.concretepumpingholdings.com or the Company’s brand websites at www.brundagebone.com, www.camfaud.co.uk, or www.eco-pan.com.

Company Contact:

Iain Humphries

Chief Financial Officer

1-303-289-7497

Investor Relations:

Gateway Investor Relations

Cody Slach

1-949-574-3860

BBCP@gatewayir.com